1001 West Fourth Street Winston-Salem, NC 27101-2400 t 336 607 7300 f 336 607 7500

[DATE]

Ladies and Gentlemen:

As counsel to the Stadion Investment Trust, a Delaware statutory trust (“New Trust”), on behalf of the Stadion Market Opportunity Fund, a segregated portfolio of assets (“series”) of New Trust (“New Fund”), we have been asked to advise you concerning the anticipated federal income tax consequences of the transactions to be carried out under that certain Agreement and Plan of Reorganization and Termination, dated as of [●], 2012 (the “Agreement”), by and between New Trust, on behalf of itself and New Fund, and the Aviemore Funds, an Ohio business trust (“Old Trust”), on behalf of itself and the ETF Market Opportunity Fund, a series of Old Trust (“Old Fund”). New Fund is newly formed and has had no operations to date.

The following transactions (referred to collectively herein as the “Transaction”) are contemplated under the Agreement: (i) Old Trust will transfer all of Old Fund’s assets to New Fund solely in exchange for voting shares of New Fund and the assumption by New Fund of the liabilities of Old Fund; and (ii) Old Fund will distribute the voting shares of New Fund received in step (i) to its shareholders in complete liquidation thereof. Based on our review of the Plan and related documents, neither dissenters’ rights nor appraisal rights will be available to the shareholders of Old Fund.

Except as otherwise provided, all terms not defined herein shall have the meanings ascribed to them (or defined by reference) in the Agreement. For purposes of this opinion, the term “Code” means the Internal Revenue Code of 1986, as amended, and all Section references are to the Code unless otherwise specified.

In rendering the opinion contained herein, we have relied on the following representations:

(a)              Each of Old Trust and New Trust is registered under the Investment Company Act of 1940 (the “1940 Act”) as an open-end management investment company.

(b)              New Fund is one of a series of New Trust, and is treated as a separate corporation for federal income tax purposes pursuant to Section 851(g).

(c)              Old Fund is the sole series of Old Trust and is treated as a separate corporation for federal income tax purposes pursuant to Section 851(g).

(d)              Old Fund has elected to be taxed as a regulated investment company (“RIC”) under Section 851 for all its taxable periods and has qualified for the special tax treatment afforded RICs under the Code. New Fund intends to continue to qualify as a RIC after the closing of the Transaction.  Old Fund intends to continue to qualify as a RIC after the closing of the Transaction until its dissolution and liquidation shortly thereafter.

(e)              Each shareholder of Old Fund will receive in the Transaction solely voting shares of New Fund in exchange for shares of Old Fund. No dissenters’ rights or appraisal rights will be available to the shareholders of Old Fund.

(f)              The fair market value of the voting shares of New Fund received by each shareholder of Old Fund will be equal to the fair market value of the shares of Old Fund surrendered in exchange therefor.

(g)              New Fund will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by Old Fund immediately prior to the Transaction. For purposes of this representation, amounts used by Old Fund to pay its transaction expenses, and all redemptions and distributions (except for distributions and redemptions occurring in the ordinary course of Old Fund’s business as an open end investment company pursuant to Section 22(e) of the 1940 Act) made by Old Fund immediately before the Transaction will be included as assets of Old Fund held immediately prior to the Transaction.

(h)              New Fund does not have any plan or intention to reacquire any of its shares issued in the Transaction, except to the extent necessary to comply with its legal obligations to redeem its own shares under Section 22(e) of the 1940 Act.

(i)               Following the Transaction, New Fund will continue the historic business of Old Fund as a RIC whose investment returns are primarily based on investments in shares of ETFs and common stock.

(j)               The liabilities of Old Fund assumed by New Fund, and any liabilities to which the transferred assets of Old Fund are subject, were incurred by Old Fund in the ordinary course of its business.

(k)              New Fund, Old Fund and the shareholders of Old Fund will pay their respective expenses, if any, incurred in connection with the Transaction. Any expenses of Old Fund that are paid or assumed by an investment advisor to Old Fund or by an investment advisor to New Fund will be solely and directly related to the Transaction in accordance with the guidelines established in Rev. Rul. 73-54, 1973-1 C.B. 187.

(l)               Immediately prior to the transfer of assets by Old Fund to New Fund in the Transaction: (A) New Fund owned no assets other than a nominal amount of assets to facilitate its organization; and (B) New Fund had no federal income tax attributes (including those specified in Section 381(c)), other than tax attributes related to any assets that are owned by New Fund in conformance with clause (A).

(m)              The ownership of New Fund immediately after its receipt of the assets transferred from Old Fund and the distribution of the voting shares of New Fund to the shareholders of Old Fund in the Transaction will be the same as the ownership of Old Fund immediately before such transfer.

(n)              There is no intercorporate indebtedness existing between Old Fund and New Fund that was issued, acquired or will be settled at a discount.

(o)              Each of Old Fund and New Fund has qualified, and will qualify at the time of the Transaction, as a “regulated investment company” within the meaning of Sections 368(a)(2)(F) and 851.

(p)              The fair market value of the assets of Old Fund transferred to New Fund will equal or exceed the sum of the liabilities assumed by New Fund, plus the amount of liabilities, if any, to which the transferred assets are subject.

(q)              During the five-year period ending on the date of the Transaction, New Fund has not owned, directly or indirectly, any shares of Old Fund.

(r)              Old Fund is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A).

(s)              Neither New Fund nor any person related (within the meaning of Section 1.368-1(e)(3) of the Treasury Regulations) to New Fund has any plan or intention to acquire, during the five-year period beginning on the date of the Transaction, with consideration other than shares of New Fund, New Fund shares furnished in exchange for the assets of Old Fund in the Transaction, either directly or through any agreement or arrangement with any other person, other than redemptions by New Fund in the ordinary course of its business as a series of an open-end investment company pursuant to Section 22(e) of the 1940 Act.

(t)              During the five-year period ending on the date of the Transaction: (i) neither New Fund nor any person related (as defined in Section 1.368-1(e)(3) of the Treasury Regulations) to New Fund has acquired Old Fund’s shares with consideration other than shares of New Fund; (ii) neither Old Fund nor any person related (as defined in Section 1.368-1(e)(3) of the Treasury Regulations but without regard to Section 1.368-1(e)(3)(i)(A) of the Treasury Regulations) to Old Fund has acquired shares of Old Fund with consideration other than shares of New Fund or shares of Old Fund, except for redemptions by Old Fund in the ordinary course of its business as a series of an open-end investment company pursuant to Section 22(e) of the 1940 Act; and (iii) no distributions have been made with respect to Old Fund’s shares (other than ordinary, normal, regular dividend distributions made pursuant to the Acquired Fund’s historic dividend paying practice), either directly or through any agreement or arrangement with any other person, except for distributions described in Sections 852 and 4982 as required for Old Fund’s tax treatment as a RIC.

(u)              The aggregate value of the acquisitions, redemptions and distributions described in paragraphs (s) and (t) above does not exceed 50 percent of the value (without giving effect to such acquisitions, redemptions, and distributions) of the proprietary interest in Old Fund on the date of the Transaction.

(v)              No cash will be distributed in lieu of fractional shares in the Transaction.

(w)             The total adjusted basis of the assets of Old Fund transferred to New Fund will equal or exceed the sum of the liabilities to be assumed by New Fund, plus the amount of liabilities, if any, to which the transferred assets are subject.

(x)              At the time of the Transaction, no options, warrants or rights are outstanding with respect to the shares of Old Fund. No options, warrants or rights with respect to the shares of Old Fund have been or will be redeemed in connection with the Transaction.

(y)              Old Fund has not filed an election pursuant to Notice 88-19, 1988-1 C.B. 486, or Section 1.337(d)-5 of the Treasury Regulations, to be subject to rules similar to the rules of Section 1374 with respect to any net built-in gain on any assets acquired from another corporation.

SCOPE OF OPINION

The opinion expressed herein is rendered only with respect to the specific matters discussed herein. We express no opinion with respect to any other federal, state, local or foreign income tax or legal aspect of the Transaction, and no inference should be drawn with respect to any matter not expressly opined upon.

In connection with the preparation of this opinion, we have examined the Proxy Statement and Prospectus filed on the date hereof by New Trust with the Securities and Exchange Commission with respect to the Transaction (the “Proxy Statement”), the Agreement, and such other documents concerning the Transaction as we have deemed necessary. We have assumed for all purposes that the Transaction will be effected as set forth above and as described in the Agreement and the Proxy Statement. We have not made any independent investigation of the representations in connection with the Transaction.

Our opinion expressed herein is based upon existing law, regulations, administrative pronouncements, and judicial authority, all as in effect as of today’s date. This opinion represents our best legal judgment as to the matters addressed herein, but is not binding on the Internal Revenue Service (“IRS”) or the courts. Accordingly, no assurance can be given that the opinion expressed herein, if contested, would be sustained by a court. Furthermore, the authorities upon which we rely may be changed at any time, potentially with retroactive effect. No assurances can be given as to the effect of any such changes on the conclusions expressed in this opinion.

OPINION

Based upon the representations as set forth above, and subject to the conditions and limitations included in the portion of this letter entitled SCOPE OF OPINION, we are of the opinion that for federal income tax purposes:

(1)           The acquisition by New Fund of all the assets of Old Fund solely in exchange for the voting shares of New Fund and the assumption by New Fund of all the liabilities of Old Fund, followed by the distribution of the voting shares of New Fund by Old Fund, as described above, will qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code. New Fund and Old Fund will be “a party to a reorganization” within the meaning of Section 368(b) of the Code.

(2)           No gain or loss will be recognized by Old Fund upon the transfer of all its assets to New Fund solely in exchange for voting shares of New Fund and the assumption by New Fund of the liabilities of Old Fund, if any, and the subsequent distribution of those shares of New Fund to Old Fund’s shareholders in liquidation thereof (Sections 361(a), 357(a), and 361(c)).

(3)           New Fund will not recognize any gain or loss on the receipt of the assets of Old Fund solely in exchange for New Fund’s voting shares and New Fund’s assumption of Old Fund’s liabilities, if any (Section 1032(a)).

(4)           The basis of the assets of Old Fund in the hands of New Fund will be the same as the basis of those assets in the hands of Old Fund immediately prior to the Transaction (Section 362(b)).

(5)           New Fund’s holding period for Old Fund’s assets acquired in the Transaction will include the period during which Old Fund held such assets (Section 1223(2)).

(6)           No gain or loss will be recognized by the shareholders of Old Fund upon the liquidation of Old Fund and upon the receipt of voting shares of New Fund solely in exchange for their shares in Old Fund (Section 354(a)).

(7)           Immediately after the Transaction, the basis of the shares of New Fund received by the shareholders of Old Fund in the Transaction will be the same as the basis of the shares of Old Fund surrendered in exchange therefor (Section 358(a)(1)).

(8)           The holding period of shares of New Fund received in the Transaction by the shareholders of Old Fund will include the period during which such shareholders held the shares of Old Fund surrendered in exchange therefor, provided that Old Fund’s shareholders held the shares of Old Fund as a capital asset on the date of the Transaction (Section 1223(1)).

(9)           Pursuant to Section 381(a), New Fund will succeed to and take into account the items of Old Fund described in Section 381(c).

(10)         The taxable year of Old Fund will not end as a result of the Transaction, and the part of the taxable year of Old Fund before the Transaction and the part of the taxable year of New Fund after the Transaction will constitute a single taxable year.

The opinion expressed herein is for the exclusive benefit of Old Trust, Old Fund, New Trust, New Fund, and their respective shareholders. No other person shall be entitled to rely on this opinion. We hereby consent to the references to our firm in the Proxy Statement and to the filing of this opinion as an exhibit to the Proxy Statement. In giving this consent, we do not admit that we are experts within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of such Act.

Very truly yours,

KILPATRICK TOWNSEND & STOCKTON LLP